                              FOR IMMEDIATE RELEASE
                              Contact: Investor Relations
                              Telephone: 712-732-4117

FIRST MIDWEST FINANCIAL, INC. DECLARES CASH DIVIDEND AND
ANNOUNCES COMPLETION OF STOCK REPURCHASE PROGRAM:

     (Storm Lake, Iowa   May 24, 1999)  First Midwest Financial,
Inc. announced that the Company will pay a cash dividend of $.13 per share for the third fiscal quarter of 1999, an 8.33 percent increase from the previous year s quarterly dividend. This dividend will be payable on or about July 1, 1999 to shareholders of record as of June 15, 1999. The Company has increased dividends each year since its first cash dividend on January 5, 1995. Regular quarterly dividends have been paid since that date.

     First Midwest also announced the completion of its current stock repurchase program in which 130,250 shares, or approximately 5% of its outstanding shares of common stock, were repurchased at an average price of $17.34 per share. The Company repurchased the shares at prevailing market prices since August 1998. Since initiating its first stock repurchase program in 1994, the Company has invested a total of $12.4 million in the repurchase of approximately 824,000 shares.

     At March 31, 1999, First Midwest Financial, Inc. had assets of $475 million and shareholders equity of $42.1 million. The company s stock is traded on the Nasdaq National Market under the symbol CASH.

Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest and Security State Bank. First Federal Savings Bank has its main bank office in Storm Lake, Iowa, and six branch offices in a four-county area of Northwest Iowa. It also includes two Brookings Federal Bank Division offices in Brookings, South Dakota, and two Iowa Savings Bank Division offices in Des Moines and West Des Moines, Iowa. Security State Bank, with offices in Stuart, Casey, and Menlo, Iowa, is a separate holding of First Midwest and operates as a commercial bank chartered by the State of Iowa.